Exhibit 99.1

VBI Vaccines Announces Multiple Presentations at the Canadian Liver Meeting 2021

CAMBRIDGE, Mass. (May 3, 2021) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease, today announced that two abstracts highlighting data from the pivotal Phase 3 program evaluating the Company’s 3-antigen prophylactic hepatitis B (HBV) vaccine candidate have been accepted for oral and poster presentation at the Canadian Liver Meeting 2021, taking place virtually May 2-5.

Presentation details and schedules are as follows:

Oral Presentation

Abstract #: 007

Abstract Title: Higher Seroprotection Rates (SPR) And Higher Anti-HBs Concentrations In Adults Age 18+ Achieved With 3-Antigen Hepatitis B Vaccine (3A-HBV) Compared To 1-Antigen Hepatitis B Vaccine (1A-Hbv): Results From the Pivotal, Double-Blind, Randomized Phase 3 Study (Protect)

Presenter: Francisco Diaz-Mitoma, M.D., Ph.D., VBI’s Chief Medical Officer

Session: Panel 2

Date: Tuesday, May 4, 2021

Time: 2:00-2:10 PM ET

The oral presentation will include a 10-minute pre-recorded presentation followed by five minutes of live Q&A.

Poster Presentation

Abstract #: P071

Abstract Title: Higher Seroprotection Rates (SPR) And Higher Anti-HBs Concentrations In Adults Age 18-45 Immunized With 3-Antigen Hepatitis B Vaccine (3A-HBV) Compared To 1-Antigen Hepatitis B Vaccine (1A-HBV): Results From the Pivotal, Double-Blind, Randomized Phase 3 Study (CONSTANT)

Poster Availability: e-Poster will be on display in the Canadian Liver Meeting 2021 Poster Gallery

Copies of both presentations will be available on the “Events/Presentations” page in the “Investors” section of VBI’s website.

About Hepatitis B

Hepatitis B is one of the world’s most significant infectious disease threats with more than 290 million people infected globally. HBV infection is the leading cause of liver disease and, with current treatments, it is very difficult to cure, with many patients going on to develop liver cancers. An estimated 900,000 people die each year from complications of chronic HBV such as liver decompensation, cirrhosis, and hepatocellular carcinoma.

About VBI’s 3-Antigen Hepatitis B Vaccine

VBI’s vaccine candidate is the only 3-antigen hepatitis B vaccine, comprised of the S, pre-S1, and pre-S2 surface antigens of the hepatitis B virus, and is approved for use and commercially-available in Israel. In December 2017, VBI initiated patient dosing in a global Phase 3 clinical program that consisted of two concurrent pivotal studies: PROTECT, a safety and immunogenicity study, and CONSTANT, a lot-to-lot consistency study. Data from both the PROTECT study and the CONSTANT study, which were announced in June 2019 and January 2020, respectively, comprise the basis for the regulatory submissions in the U.S., Europe, and Canada. This vaccine is sold under the name Sci-B-Vac® in Israel.

To learn more about VBI’s 3-Antigen Hepatitis B vaccine visit: https://www.vbivaccines.com/sci-b-vac/

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease. Through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is committed to targeting and overcoming significant infectious diseases, including hepatitis B, coronaviruses, and cytomegalovirus (CMV), as well as aggressive cancers including glioblastoma (GBM). VBI is headquartered in Cambridge, Massachusetts, with research operations in Ottawa, Canada, and a research and manufacturing site in Rehovot, Israel.

Website Home: http://www.vbivaccines.com/

News and Resources: http://www.vbivaccines.com/news-and-resources/

Investors: http://www.vbivaccines.com/investors/

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the ongoing COVID-19 pandemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 2, 2021, and filed with the Canadian security authorities at sedar.com on March 2, 2021, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com